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                                                                     Exhibit 5.1



                                  May 26, 1999


Board of Directors
Bank of the Ozarks, Inc.
12615 Chenal Parkway
Little Rock, Arkansas  72211

The Administrative Trustees
Ozark Capital Trust
c/o Paul Moore
12615 Chenal Parkway
Little Rock, Arkansas  72211

     Re:  Guarantee and Subordinated Debentures of Bank of the Ozarks, Inc.

Ladies and Gentlemen:

     You have requested our opinion as special counsel to Bank of the Ozarks, Inc. (the "Company") and Ozark Capital Trust (the "Trust") in connection with securities to be offered pursuant to the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the registration of 1,725,000 preferred securities of the Trust (the "Preferred Securities") in connection with the proposed offer and sale of such Preferred Securities by the Trust.

     The Preferred Securities will be guaranteed by the Company with respect to distributions and payments upon liquidation, redemption, and otherwise to the extent the Trust has sufficient funds to satisfy those payments pursuant to the guarantee agreement (the "Guarantee Agreement"), to be entered into, between the Company and FMB Trust Company, N.A., as trustee, for the benefit of the holders of the Preferred Securities.

     The proceeds from the sale of the Preferred Securities and the Common Securities are to be used by the Trust to purchase subordinated debentures (the "Subordinated Debentures"), to be issued by the Company.

     In rendering this opinion, we understand that the Preferred Securities, the Subordinated Debentures and the Guarantee will be offered and issued in the manner described in the Prospectus, which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.
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May 26, 1999
Page 2

     Based upon the foregoing, it is our opinion that the Guarantee, when executed and delivered as contemplated by the Registration Statement, and the Subordinated Debentures, when issued and paid for as contemplated by the Registration Statement, will be validly issued and binding obligations of the Company enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the heading "Legal Matters."

                                             Very truly yours,



                                             Kutak Rock